EXHIBIT 10.9
TRANSITION AGREEMENT
AND MUTUAL GENERAL RELEASE

This Transition Agreement and Mutual General Release (“Agreement”) is entered into by and among. Marani Brands, Inc. (the “Company”), Ara Zartarian (“Ara” and Ani Kevorkian (“Ani”) (collectively, the “Company Parties”), on the one hand, and Margit Eyraud (“Margrit”), on the other hand The Company Parties and Margrit (collectively, the “Pat-ties”) agree as follows:

RECITALS

(A)
Whereas, on or about January 1, 2008, the Company and Margrit entered into an Employment Agreement (the “Employment Agreement”), pursuant to which Margrit served as Chief Executive Officer of the Company and its subsidiaries.

(B)	Whereas, disputes and controversies have arisen between the Parties,

(C)
Whereas, the Parties desire to resolve, compromise and settle these disputes, and all matters relating thereto, and they desire to make the settlement reflected by this Agreement for good and sufficient reasons and consideration, including, but not limited to, avoiding the uncertainties and costs of litigation,

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements described below, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

SECTION 1  Settlement Terms

(A) Payments to Margit by the Company. The Company shall pay to Margrit the sum, of Four lit dyed Five Thousand Dollars ($405,000) plus an amount equal to her accrued but unused vacation time. These amounts shall be paid in immediately available funds as follows:

1. On the date hereof, the Company shall pay to Margrit One Hundred Fifty Thousand Dollars ($150,000);

2. On January 30, 2009, the Company shall pay to Margrit Seventy-Five Thousand Dollars ($75,000);

3. On March 31, 2009, the Company shall pay to .Margrit Seventy-Five Thousand. Dollars ($75,000); and

4. On June 30, 2 09 the Company shall pay to Margrit One Hundred Five Thousand Dollars ($10,000), plus any amounts remaining, unpaid under this Agreement (e.g., accrue vacation, health insurance).

Failure to make any payment on the date such payment is due shall constitute an event of default, entitling Margrit to accelerate all amounts due hereunder to such date.

(B) During the week of September 29, 2008, Margrit shall submit documentation for her un-reimbursed business expense. The Company shall reimburse Margrit for those expenses within two business days of her submission of the associated documentation.

(C) The Company shall maintain and pay for Margrit's health insurance and life insurance (at such coverage levels as were in place on September 15, 2008), until December 31, 2010.

(D) Pursuant to the Employment Agreement, the Company granted to Margrit options to purchase 5,000,000 shares of the Company's common stock at an exercise price equal to $0.25 per share (the "Option”). The Company hereby accelerates the vesting a the ownership Options to the date hereof, such that the Options are now exercisable, The Options shall have a. term of 10 years and, can be exercised at any time during such 10 year period, including :on a cash-less exercise basis.

(E) The Company Parties shall obtain the release of any guarantees Margrit has made in respect of any Company obligations. The Company Parties shall indemnify Margrit against any damages, costs, expenses, fees or losses occasioned by reason of any failure to obtain any such release.

(F) Margrit hereby purchases the Company computer and telecommunications in her possession for a purchase price equal to the book value of such equipment on the Company's financial statements. Except as aforesaid, during the week of September 29, 2008, the Company and Margrit shall each return to the other any of the other's property currently in their possession. The Company Parties shall allow Margrit unrestricted access to the Company's facilities during the week of September 29, 2008 to allow her to, clear out her office and retrieve her personal property.

(G) All indemnification agreements running in favor of Margrit shall be maintained and preserved at not less than their current level of protection for a period of six years from the date hereof. In addition, the Company agrees that it shall provide Margrit the same indemnification advance and other benefits as though it were stepping into the place of Marani Spirits Inc. (f/k/a Margrit Enterprises International, Inc.) ("MEI") in that certain Indemnification Agreement dated as of January 1, 2008 between MEI and Margrit.

(I)  Margrit is party to a Lock-up Agreement with respect to her shares of the Company's common stock, as are many of the Company's executive officers, and shareholders.  The Company Parties agree. that if the lock-up agreements of any other Party or affiliated entity are revised, waived or modified to allow such other parties greater ability to transfer its shares, Margrit’s Lock-up Agreement shall be automatically similarly revised.

SECTION 2 Termination of Employment Agreement; Non-Disparagement, etc.

The Employment Agreement is deemed terminated effective as of the date hereof. Each Party agrees to refrain from making disparaging statements regarding each other Party.

SECTION  3  Release And Discharge

(A) Except for obligations under this Agreement, and except as otherwise provided for herein, each Party hereto (each a “Releasing Party”) and, as applicable, its respective predecessors, partners, joint venturers, successors-in-Interest, officers, employees, directors, parents, subsidiaries, Shareholders, members, managers, alter-egos, related and affiliated entities, representatives, agents, attorneys, insurers, accountants, heirs, executors, administrators, conservators and assigns, hereby fully, irrevocably and forever releases, acquits, waives and discharges the other Parties hereto and, as applicable, their respective . predecessors, partners, joint venturers, successors-in-interest, officers, employees, directors, parents, subsidiaries, Shareholders, members, Managers, alter-egos, related and affiliated entities, representatives, agents, attorneys, insurers, accountants, heirs, executors, administrators, conservators and assigns (each a “Released Party”) of and from any and all known and unknown past and present (including future charges, etc., based on past or present acts or omissions) charges, claims, complaints, actions; causes of action, liabilities, obligations, promise's, agreements, controversies, rights, damages, debts, losses of services, attorneys and other professionals, fees, expenses, costs and compensation of any nature whatsoever, whether based on a statute, regulation, tort, contract or other legal or equitable theory of recovery, and whether for compensatory, or punitive or statutory damages, which a Releasing Party now has or has had, or which may hereafter accrue or otherwise be acquired (except to the extent based on future actions, which are not released hereby), and which arise out of and/or are related in any way to the Employment Agreement or the operations of the Company, Whether now known or unknown, suspected or unsuspected.

(B) Each Party hereby represents and warrants that it has not filed, and will not file at any time in the future, any statutory, civil or administrative claim, complaint or charge of any kind whatsoever with any state or federal court, administrative agency or tribunal of any kind whatsoever concerning any subject matter connected with or pertaining or relating to the claims released by it m this Agreement. The Parties agree that. this Agreement and the consideration exchanged in this Agreement are contingent upon this promise by each Party not to file any such claim, complaint or charge of any kind whatsoever.

(C) The Parties hereto understand the effect of and hereby expressly and knowingly waive the provisions of section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IT KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

(D) In addition to specifically WAIVING any rights it may have under section 1542 of the California Civil Code, each Party specifically WAIVES the provision.  of all comparable, equivalent or similar statutes and principles of common. .law of California or of any other jurisdiction or federal law with respect to the claims released under this Agreement and acknowledges and agrees that these waivers are essential and material terms of this Agreement, without which the consideration given by the Parties would not have been given.

(E) The Parties, intend that. the releases in this Agreement shall be construed as broadly as possible.

SECTION 4  Representations and Warranties

(A) Authority to Execute This Agreement. The Parties represent and warrant that each (1) has the authority to execute this Agreement, (2) has duly executed this Agreement, and (3) that this Agreement constitutes such Party's legal and binding obligation, enforceable against such Party in accordance, with its terms.

(B) No Prior Transfer of Released items. The Parties represent and warrant that they have not heretofore sold, assigned, transferred, conveyed or otherwise disposed of, including by way of subrogation, any 'of the charges, claims, complaints, actions, causes of action, liabilities, obligations, promises, benefits, agreements, controversies, rights, damages, debts, costs, losses of services, attorneys' fees, expenses, costs and compensation of any nature whatsoever released in or payable under this Agreement.

(C) Representation by Counsel. The Parties represent awl warrant that in entering into this Agreement, each of them has relied upon the legal advice of its attorneys, that the terms of this Agreement have been read completely and explained to them by their respective attorneys and that the terms of this Agreement are fully understood and voluntarily accepted by them.

SECTION 5  Indemnification

Each Party agrees to indemnify the other Parties against any damages, costs, expenses, fees or losses occasioned by reason of any breach of any representation or warranty set forth in Section 4 above.

SECTION 6 Governing Law and Jurisdiction

This Agreement shall be governed by the laws of California without regard to the principals of choice of law or conflict of law of that state or of any other jurisdiction. Any dispute or claim under this Agreement (including, without limitation, any action to enforce this Agreement) shall be exclusively determined by binding arbitration conducted in accordance with the rules and procedures of the American Arbitration Association (the "AAA"). The arbitration shall take place in Los Angeles, California, and shall be before a single arbitrator mutually acceptable to the Company and Margrit, or if the Company and Margrit are unable to agree upon one arbitrator, the Company and Margrit shall each appoint one arbitrator and the two arbitrators shall each appoint a third arbitrator. The determination of the arbitrator(s) (which shall be in writing) shall be conclusive and binding on the parties and not subject to judicial review. If there are three arbitrators, the determination of a majority of the arbitrators shall be controlling. The prevailing party in any proceedings brought in connection with-this Agreement shall be entitled to recover its reasonable attorneys' fees and costs incurred in such proceedings.. The determination of the arbitrator(s) shall be entitled to be enforced in any court of competent jurisdiction,

SECTION 7  Confidentiality

The Parties agree to keep. the negotiations leading up to this Agreement completely confidential and not to disclose any of them to any third party, except as required or compelled by law or legal process, or with the prior written consent of all Parties, except that the Parties may disclose this Agreement to the Company's shareholders, the Parties' respective legal counsel and financial and tax advisors and government regulators, and may disclose this Agreement as necessary or convenient in connection with any action to enforce this Agreement.

SECTION 8  Entire Agreement

This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof and supersedes all prior agreements and –understandings whether oral or written: No representation, promise or inducement has been made, by any Party that is not embodied in this Agreement, and no Party shall be bound by or be liable for any alleged representation, promise or inducement not so set forth.

SECTION 9  No Modification

This Agreement can be amended, modified or terminated only by a writing executed by each of the Parties; and no future representations, promise, or condition in connection with the subject matter of this Agreement shall be binding upon .any Party to, this Agreement, unless made in writing and signed by each Party.

SECTION 10  No Prejudice to Drafter

Each Party has had a full and ample opportunity to review this Agreement and to make suggestions or changes to it Accordingly, the Parties understand and agree that this Agreement is deemed to have been drafted jointly, by the Parties and the Parties agree that the common-law principles of construing ambiguities against the drafter shall have no application hereto. This Agreement should be construed fairly and not in favor or against one Party asthe drafter hereof.

SECTION 11 Severability

If any term, provision or covenant in this Agreement is held to be invalid, void or unenforceable, (1) the remainder of the terms, provisions and covenants in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, . and (ii) to the fullest extent possible, the provisions of this Agreement, including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, Void or unenforceable that are not themselves invalid, void or unenforceable, shall be construed so as to give effect to the intent manifested by the provision held invalid, void or unenforceable.

SECTION 12 Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original for the purpose of effectuating the Agreement, but all of which together shall constitute one and the same instrument.  Any faxed' counterpart of this Agreement shall be deemed to be an original.

SECTION 13 Effective Date

This Agreement shall be effective as of the date it is fully executed by the Parties.

SECTION 14 Notices

Any notices with reference to this Agreement shall be. in writing and delivered .to the Parties at the addresses given below or to such other address as the Parties: may provide to one another in. writing via letter or fax (email shall not be sufficient for these purposes).

If to the Company:

If to Margrit Eyraud:	c/o Robert E. Gipson
Gipson Hoffman & Pancione, APC
1901 Avenue of the Stars, Suite 1100
Los Angeles, California, 90067
Telecopier: (310) 556.8945

If to Ara or Ani:	c/o Martin C. Washton
Towle, Denison, Smith & Tavera, LLP
10866 Wilshire Boulevard, Suite 600
Los Angeles, California. 90024
Telecopier (310) 446.5447

Notice shall be effective as of the date of confirmed receipt of such notice unless such date is a Saturday, a Sunday or a holiday in which case it shall be deemed effective as of the first subsequent business day.

IN WITNESS WHEREOF, the company Parties and Margrit have executed and entered inti this Agreement by their signatures hereto.

Dated: October 2, 2008	MARANI BRANDS, INC.
By: s/s Ara Zartarian
Name: Ara Zartarian
Title: Chief Executive Officer

Dated: October 2, 2008	ARA ZARTARIAN
s/s Ara Zartarian

Dated: October 2, 2008	ANI KEVORKIAN
s/s Ani Kevorkian

Dated: October 1, 2008	Margrit Eyraud
s/s Margrit Eyraud